EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-63662, 333-134381, and 333-166963 on Form S-8 and No. 333-185141 on Form S-3 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Clean Harbors, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clean Harbors, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 25, 2016